Exhibit 5.1

March 28, 2019

BK Technologies Corporation
7100 Technology Drive
West Melbourne, Florida 32904

Re:	Post-Effective Amendments to Registration Statement on Form S-8

Ladies and Gentlemen:

BK Technologies Corporation, a Nevada corporation (the “Company”), is filing with the Securities and Exchange Commission (the “Commission”) Post-Effective Amendments to Registration Statements on Form S-8 (the “Post-Effective Amendments”) in connection with the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of up to 1,800,000 shares of common stock, $0.60 par value, of the Company (the “Common Stock”) to be issued from time to time pursuant to the terms of the 2007 Incentive Compensation Plan (the “2007 Incentive Plan”) and the 2017 Incentive Compensation Plan (the “2017 Plan” and, together with the 2007 Incentive Plan, the “Plans”) and the authorized forms of stock option, restricted share or other applicable award agreements thereunder (the “Award Agreements”).

Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Post-Effective Amendments.

In rendering this opinion, we have examined copies of (a) the Company’s Articles of Incorporation and Bylaws, (b) the Plans, and (c) such records and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to the originals or certified copies of all documents submitted to us as copies thereof.

As a result of the foregoing, and subject to the further limitations, qualifications, and assumptions set forth herein, we are of the opinion that, under the laws of the State of Nevada, when issued pursuant to the Plans and the Award Agreements, the Common Stock that is the subject of the Post-Effective Amendments will be validly issued, fully paid, and non-assessable.

In rendering this opinion, we have assumed that the resolutions authorizing the Company to issue the Common Stock pursuant to the Plans and the Award Agreements will be in full force and effect at all times at which the Common Stock is issued by the Company and that the Company will take no action inconsistent with such resolutions. We have further assumed that each award under the Plans will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

We hereby consent to the filing of this opinion letter as an exhibit to the Post-Effective Amendments. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP